Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL

November 6, 2007

MSCI Inc.

88 Pine Street

New York, NY 10005

Ladies and Gentlemen:

MSCI Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) 16,100,000 shares of its class A common stock, par value $0.01 per share (the “Shares”), including 2,100,000 Shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation are filed with the Secretary of State of the State of Delaware, when the price at which the Shares to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Class A Common Stock” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell